UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2010

Power Integrations, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-23441	94-3065014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5245 Hellyer Avenue

San Jose, California 95138-1002

(Address of principal executive offices)

(408) 414-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Chief Financial Officer

On May 7, 2010, Bill Roeschlein was terminated from his position as the Chief Financial Officer of Power Integrations, Inc. The termination of Mr. Roeschlein was not prompted by any regulatory issues and is not related to the company’s financial statements or other reporting requirements. Mr. Roeschlein ceased to be an employee of Power Integrations on May 9, 2010.

Appointment of Interim Chief Financial Officer

On May 7, 2010, Balu Balakrishnan, Chief Executive Officer of Power Integrations, was appointed as Interim Chief Financial Officer of Power Integrations, who will be acting as principal financial officer and principal accounting officer of Power Integrations for the time being, effective May 7, 2010, and will serve in such capacities until a replacement for Mr. Roeschlein has been found and commences service in such capacities. Mr. Balakrishnan, age 55, has served as President and Chief Executive Officer and as a director of Power Integrations since January 2002. He served as President and Chief Operating Officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from Bangalore University, India.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

By:	/s/ Balu Balakrishnan
	Name:	Balu Balakrishnan
	Title:	Chief Executive Officer

Dated: May 12, 2010